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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated May 23, 1995



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                                                       Exhibit 99

                                                     May 23, 1995






  J.P. Morgan announces the sale of its global custody business
________________________________________________________________


     J.P. Morgan announced today that The Bank of New York has agreed to acquire Morgan's global custody business, including its custody-related securities lending and domestic custody business in the United States and the United Kingdom. The transaction is expected to be completed in six to nine months; its terms were not disclosed.

     J.P. Morgan Chairman Douglas A. Warner III said: "Our clients will be well served by The Bank of New York's commitment to providing excellent, cost-effective service, and we will work closely with them to ensure a smooth business transition. The sale of this business reflects a sharpening of Morgan's strategic focus and will free up resources to invest in core global banking activities."

     Morgan provides custody services for more than $800 billion of client assets. The firm's decision to sell this segment of its business reflects the increasing maturity of the custody business and a trend toward consolidation among providers of global custody services. Large, highly cost-efficient providers increasingly dominate the field, and substantial continuing investment in technology is required to remain a leader. Assessing strategic priorities in light of these factors, Morgan concluded that the potential value of its custody business could best be realized by an institution focusing on custody as a core service. The sale will enable Morgan to reallocate resources with a view toward maximizing shareholder value.

     J.P. Morgan's role as operator of the Euroclear System, the world's largest clearance and settlement system for internationally traded securities, will not be affected by the sale.

     J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.




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